EXHIBIT 10.4

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to Employment Agreement (the “Addendum”) made and entered into as of January 31, 2007, is an Addendum to that certain Employment Agreement dated as of August 14, 2006 (the “Employment Agreement”), by and between Golden Phoenix Minerals, Inc., a Minnesota corporation (the “Company”) and Donald R. Prahl (the “Executive”).

RECITALS

WHEREAS, pursuant to the Employment Agreement, the Executive agreed to be employed as the Company’s Vice President of Operations and perform other duties on behalf of the Company as determined by the Chairman of the Board and/or the Board of Directors (the “Board”).

WHEREAS, there is a vacancy in the position of Chief Executive Officer and the Company desires to restructure the roles/positions of its current executive officers to fill such vacancy.

WHEREAS, the Board desires that the Executive serve as the Company’s Chief Operating Officer starting February 1, 2007, and the Executive desires to resign his position as Vice President of Operations of the Company prior to accepting the new appointment.

WHEREAS, the Company and the Executive have agreed that aside from the change in titles and positions set forth in the Employment Agreement, the Executive shall continue as an employee of the Company pursuant to the terms of the Employment Agreement and the Employment Agreement has been and continues in full force and effect.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Miscellaneous. For all purposes of this Addendum, except as otherwise expressly provided or unless the context otherwise requires, unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them by the Employment Agreement.

2.            Resignation. The Executive shall cease functioning in the position of Vice President of Operations for the Company as of February 1, 2007 (the “Effective Date”). The Executive hereby tenders resignation as the Company’s Vice President of Operations of the Company to be effective as of the Effective Date and the Company hereby accepts such resignation.

3.           Appointment. The Company hereby appoints the Executive to serve as the Chief Operating Officer of the Company as of the Effective Date, and the Executive hereby accepts such appointment and agrees to serve in such capacity.

4.            Continuation as Employee. The Company and the Executive hereby agree that the change in duties, positions and titles set forth in this Addendum, which the Employment Agreement expressly provides, has had no and will have no effect on the employment status of the Executive pursuant to the terms of the Employment Agreement.

5.            No Other Changes. Except as expressly modified or amended in this Addendum, all of the terms, covenants, provisions, agreements and conditions of the Employment Agreement are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect.

6.           Counterparts. This Addendum may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

7.           Governing Law. This Addendum shall be governed by and construed in accordance with the law of the State of Nevada.

This Addendum has been duly executed under seal by the parties hereto as of the day and year first above written.

COMPANY:

GOLDEN PHOENIX MINERALS, INC.

By: /s/ Jeff Tissier

Jeff Tissier, Board of Directors

EXECUTIVE:

/s/ Donald R. Prahl

Donald R. Prahl

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